News Release

Patrick Industries, Inc. Reports Record Fourth Quarter and Full Year 2021 Financial Results
Fourth Quarter 2021 Highlights (compared to Fourth Quarter 2020 unless otherwise noted)
•Net sales of $1.1 billion increased 49%
•Operating income of $95 million increased 52%
•Operating margin of 8.3% increased 30 basis points
•Net income of $61 million increased 61%
•Diluted earnings per share of $2.62 increased 60%
•Operating cash flows of $105 million increased 121%
•Acquisitions of Williamsburg and Wet Sounds

Full Year 2021 Highlights (compared to Full Year 2020 unless otherwise noted)
•Net sales of $4.1 billion increased 64%
•Operating income of $352 million increased 103%
•Operating margin of 8.6% increased 160 basis points
•Net income of $225 million increased 132%
•Diluted earnings per share of $9.63 increased 129%
•Operating cash flows of $252 million increased 57%
•Completed 10 acquisitions

ELKHART, IN - February 10, 2022 - Patrick Industries, Inc. (NASDAQ: PATK), a leading component solutions provider for the RV, marine, manufactured housing ("MH") and industrial markets, today reported record financial results for the fourth quarter and full year ended December 31, 2021.

Net sales in the fourth quarter of 2021 increased $375 million, or 49%, to $1.1 billion from $773 million in the fourth quarter of 2020. Strong performance in both our leisure lifestyle and housing markets drove results in the fourth quarter of 2021.

Operating income of $95 million increased $33 million, or 52%, from $62 million in the fourth quarter of 2020. Operating margin of 8.3% in the fourth quarter of 2021 increased 30 basis points compared to 8.0% in the same period a year ago.

Net income was $61 million, an increase of 61%, compared to $38 million in the fourth quarter of 2020. Diluted earnings per share was $2.62, an increase of 60% for the fourth quarter of 2021 compared to $1.64 for the fourth quarter of 2020. Diluted earnings per share for the fourth quarter of 2021 reflects the benefit of state and other income tax items of $0.07 per share.
"We are pleased with our overall performance during the fourth quarter and full year and extremely grateful for the efforts of our entire team, particularly given the supply chain challenges and labor constraints impacting businesses throughout the country," said Andy Nemeth, Chief Executive Officer. “In partnership with our customers, our team members worked tirelessly to leverage our flexible operating model against the backdrop of strong demand and production levels in our leisure lifestyle and housing markets. The investments we have been making over the past eighteen months, both strategically and in operating infrastructure, are resulting in positive contributions and will continue to enhance our ability to meet and exceed our customers' needs.”

Jeff Rodino, President, said, "Market conditions across our platform have remained strong, with positive inventory recalibration starting to occur in the RV industry and strong backlogs in our marine, MH, and industrial markets. Demographic trends point toward long-term growth with new buyers continuing to enter our markets. Our growth has been supported by ongoing implementation of best practice solutions, continuous improvement initiatives and investments in automation and capacity expansion which continue to drive our results."
Fourth Quarter 2021 Revenue by Market Sector (compared to Fourth Quarter 2020 unless otherwise noted)
RV (59% of Revenue)
•Revenue of $674 million increased 51% while wholesale RV industry unit shipments increased 13%
•Full year content per wholesale RV unit increased 24% to $4,006

Marine (16% of Revenue)
•Revenue of $189 million increased 75% while wholesale powerboat industry unit shipments increased 1%
•Full year content per wholesale powerboat unit increased 76% to $3,632

MH (13% of Revenue)
•Revenue of $151 million increased 24% while wholesale MH industry unit shipments increased 7%
•Full year content per wholesale MH unit increased 13% to $5,153

Industrial (12% of Revenue)
•Revenue of $134 million increased 39% while housing starts increased 5%

Full Year 2021 Results

Net sales of $4.1 billion for the full year 2021 increased $1.6 billion, or 64%, from $2.5 billion in 2020, primarily reflecting a significant increase in demand in our leisure lifestyle and housing markets as well as contributions from acquisitions completed during 2021. As previously disclosed, net sales for 2020 reflect the impact of COVID-19 related production shutdowns during the second quarter of 2020.

Full year 2021 operating income of $352 million increased $179 million, or 103%, compared to $173 million in 2020. Operating margin of 8.6% improved 160 basis points from 7.0% in the prior year. Net income of $225 million increased 132% compared to $97 million in 2020. Diluted earnings per share of $9.63 increased 129% compared to $4.20 in the prior year.

Balance Sheet, Cash Flow and Capital Allocation

Operating cash flow for the fourth quarter of 2021 was $105 million, an increase of 121%, compared to $47 million for the fourth quarter of 2020. Full year 2021 operating cash flow of $252 million increased 57% compared to the prior year due to strong profitability and growth across all end markets. Business acquisitions for the fourth quarter of 2021 totaled $210 million, including the previously announced acquisitions of Wet Sounds, Inc., a designer, fabricator, engineer, and distributor of innovative audio systems and accessories to marine OEMs and consumers and Williamsburg Furniture and Williamsburg Marine, manufacturers of seating for the motorized RV and marine end markets. For the full year 2021, business acquisitions in RV, marine and industrial markets totaled $520 million. Capital expenditures for the fourth quarter of 2021 totaled $21 million, an increase of 108%, compared to $10 million in the fourth quarter of 2020. Capital expenditures for full year

2021 totaled $65 million, an increase of 102% from 2020, reflecting continued investments in automation and capacity in support of scalable growth.
In alignment with our capital allocation strategy, we returned $25 million to shareholders in the fourth quarter of 2021, consisting of $17 million in opportunistic repurchases of 223,396 shares and $8 million of dividends. For the full year 2021, we repurchased 612,325 shares for a total of $49 million and returned $27 million in dividends to our shareholders.

Our net debt at the end of the quarter was approximately $1.4 billion, resulting in a net leverage ratio of 2.3x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $532 million.
Business Outlook and Summary
"The strength and tailwinds in our markets coupled with the focus and dedication of our team and great partnerships with our customers resulted in record results in 2021," said Mr. Nemeth. "Additionally, through continued strategic diversification and the patient and disciplined execution of our capital allocation strategy, we are continuing to position our platform to drive results and scalability into 2022 and many years beyond. Our marine business almost doubled year over year through both strategic and organic growth, and represented 16% of our 2021 consolidated revenue, up from 14% in 2020. Our continued focus on growing our marine presence, in combination with both the strength of the solid foundation in our RV businesses and long runway we see in our housing and industrial markets, will continue to help propel our business model going forward, complemented by our focus on efficiency and production of highly engineered products and proprietary solutions. We improved our overall margin profile in 2021 and we believe we will have the opportunity to drive further margin improvement in 2022. We expect OEM production in our end markets to remain strong in 2022, and we also expect to continue to use our strong cash flows to invest in automation, strategic information technology solutions, human capital, innovation, and philanthropic efforts to support our customers, team members, and communities as well as our growth and diversification strategy."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2021 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, February 10, 2022 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 11,000 employees across the United States.
Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; inflationary pressures; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Julie Ann Kotowski
Investor Relations
kotowskj@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Year Ended
(thousands except per share data)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

NET SALES	$1,147,479	$772,613	$4,078,092	$2,486,597
Cost of goods sold	920,455	630,295	3,276,898	2,027,580
GROSS PROFIT	227,024	142,318	801,194	459,017

Operating Expenses:
Warehouse and delivery	38,993	28,196	139,606	98,400
Selling, general and administrative	77,705	40,695	253,547	146,376
Amortization of intangible assets	15,634	11,268	56,329	40,868
Total operating expenses	132,332	80,159	449,482	285,644

OPERATING INCOME	94,692	62,159	351,712	173,373
Interest expense, net	16,695	11,181	57,890	43,001
Income before income taxes	77,997	50,978	293,822	130,372
Income taxes	16,977	13,154	68,907	33,311
NET INCOME	$61,020	$37,824	$224,915	$97,061

BASIC NET INCOME PER COMMON SHARE	$2.69	$1.68	$9.87	$4.27
DILUTED NET INCOME PER COMMON SHARE	$2.62	$1.64	$9.63	$4.20

Weighted average shares outstanding - Basic	22,653	22,576	22,780	22,730
Weighted average shares outstanding - Diluted	23,299	23,083	23,355	23,087

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$122,849	$44,767
Trade receivables, net	172,392	132,505
Inventories	614,356	312,809
Prepaid expenses and other	64,478	37,982
Total current assets	974,075	528,063
Property, plant and equipment, net	319,493	251,493
Operating lease right-of-use assets	158,183	117,816
Goodwill and intangible assets, net	1,191,833	852,076
Other non-current assets	7,147	3,987
TOTAL ASSETS	$2,650,731	$1,753,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	40,301	30,901
Accounts payable	203,537	105,786
Accrued liabilities	181,439	83,202
Total current liabilities	432,777	227,389
Long-term debt, less current maturities, net	1,278,989	810,907
Long-term operating lease liabilities	120,161	88,175
Deferred tax liabilities, net	36,453	39,516
Other long-term liabilities	14,794	28,007
TOTAL LIABILITIES	1,883,174	1,193,994

SHAREHOLDERS’ EQUITY
Common stock	196,383	180,892
Additional paid-in-capital	59,668	24,387
Accumulated other comprehensive loss	(2,228)	(6,052)
Retained earnings	513,734	360,214
TOTAL SHAREHOLDERS’ EQUITY	767,557	559,441
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,650,731	$1,753,435

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
(thousands)	December 31,	December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$224,915	$97,061
Depreciation and amortization	104,808	73,270
Amortization of convertible notes debt discount	7,987	7,187
Stock-based compensation expense	22,887	15,960
Other adjustments to reconcile net income to net cash provided by operating activities	1,611	12,082
Change in operating assets and liabilities, net of acquisitions of businesses	(110,078)	(45,407)
Net cash provided by operating activities	252,130	160,153
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(64,804)	(32,100)
Business acquisitions and other investing activities	(509,930)	(305,784)
Net cash used in investing activities	(574,734)	(337,884)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	400,686	83,108
Increase (decrease) in cash and cash equivalents	78,082	(94,623)
Cash and cash equivalents at beginning of year	44,767	139,390
Cash and cash equivalents at end of year	$122,849	$44,767